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                                                                   Exhibit 10.13

                          EQUIPMENT TRANSFER AGREEMENT

      THIS EQUIPMENT TRANSFER AGREEMENT ("Agreement") is entered into effective as of the 28th day of September, 1999, by and among ROOMSYSTEMS, INC., a Nevada corporation ("RSi"), ROOMSYSTEMS INTERNATIONAL CORPORATION, a Nevada corporation, and a wholly-owned subsidiary of RSi, d/b/a RoomSystems International Funding Corporation ("RIC"), and Rsi BRE, Inc., a Nevada corporation and a wholly-owned subsidiary of Rsi ("RSi BRE") (RSi and RIC are collectively referred to as "RoomSystems"), on the one hand; and RSG INVESTMENTS, LLC, an Idaho limited liability company ("RSG"), on the other hand.

                                R E C I T A L S:

      A. RSG and RoomSystems have entered into that certain Equipment Purchase and Sale Agreement, dated as of July 17, 1998 ("Master Agreement"), as supplemented and amended by (i) those certain letter agreements dated as of February 18, 1999, and May 19, 1999 (the "Letter Agreements"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Master Agreement and Letter Agreements, as applicable.

      B. Pursuant to the Master Agreement, RSG purchased certain automated refreshment centers (including related network computer systems and attached automated room safes, if any) (the "Units"), and took an assignment of certain related Hotel Revenue Sharing Lease Agreements (the "Revenue Sharing Contracts").

      C. RoomSystems has formed RSi BRE as a bankruptcy-remote entity for the specific and sole purpose of purchasing the Units and taking an assignment of the Revenue Sharing Contracts from RSG, all on the terms and conditions set forth in this Agreement.

                               A G R E E M E N T:

      NOW, THEREFORE, in consideration of the premises, and the covenants and conditions contained herein, the parties agree as follows:

1.    SALE OF EQUIPMENT; ASSIGNMENT OF REVENUE SHARING CONTRACTS.

      1.1   Sale and Transfer of Equipment.

      At Closing (as defined in Section 4.1 hereof), RSG agrees to sell, transfer and convey to RSi BRE, and RSi BRE agrees to purchase and acquire from RSG, those Units identified in the Equipment Schedules attached to the Revenue Sharing Contracts identified in EXHIBIT A hereto, together with all replacements, parts, repairs, additions, attachments and accessories related thereto (the "Equipment"). THE EQUIPMENT IS BEING SOLD "AS IS" AND "WITH ALL FAULTS," AND RSG MAKES NO WARRANTIES WITH RESPECT TO THE EQUIPMENT, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHER WARRANTIES THAT MIGHT ARISE FROM COURSE OF DEALING OR CUSTOM OF TRADE.


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

      1.2   Assignment of Revenue Sharing Contracts.

      At Closing, RSG shall assign to RSi BRE all of its right, title and interest in, to and under the Revenue Sharing Contracts, together with all Attachments thereto. RSG shall assign its rights and benefits in and to the Revenue Sharing Contracts pursuant to an Assignment of Revenue Sharing Contracts ("Assignment"), a form of which is attached as EXHIBIT B hereto. RoomSystems acknowledges that it has true and complete copies of all the Revenue Sharing Contracts. THE REVENUE SHARING CONTRACTS ARE BEING TRANSFERRED AND ASSIGNED TO RSi BRE "AS IS," AND RSG MAKES NO WARRANTIES WITH RESPECT TO THE REVENUE SHARING CONTRACTS, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ENFORCEABILITY OR WHETHER ANY PARTY IS IN DEFAULT THEREUNDER.

      1.3   Substitution and Termination of Repurchase Obligation.

      The sale and transfer of the Equipment and the Revenue Sharing Contracts provided for in this Agreement, is in full substitution of, and shall operate to automatically terminate as of the Closing Date, the Repurchase Obligation of RoomSystems set forth in the Master Agreement.

      1.4   Transfer and Termination of Pledge of RSi Stock.

      In addition to termination of the Repurchase Obligation provided above, the sale and transfer of the Equipment and the Revenue Sharing Contracts provided for in this Agreement, shall operate to (i) transfer to the shareholders of RSi all of RSG's ownership interest in the 51% of RSi's voting common stock ("RSi Stock"), and (ii) terminate as of the Closing Date RSG's pledge and security interest in the RSi Stock under that certain Stock Pledge Agreement dated July 17, 1999. At Closing, RSG shall deliver, or cause to be delivered, to RoomSystems, on behalf of the shareholders of RSi (other than Royal Minson, who shall receive his certificate(s) directly from RSG), the stock certificates representing such shares of RSi Stock, along with stock powers duly endorsed for transfer, and a written acknowledgment of the termination of the related pledge and security interest.

      1.5   Related Agreements.

      At Closing, the applicable parties shall execute and deliver in accordance with Section 4.2, in each case as described and defined in this Agreement, the Assignment, the Indemnification Agreement, the Note, the Security Agreement, the Guaranty, the Financing Statements, the Escrow Agreement and the First Amendment to Investor Rights Agreement (collectively, the "Related Agreements").

2.    FORMATION AND OPERATION OF RSi BRE.

      2.1   Articles of Incorporation.

      RSi BRE has been formed under the laws of the State of Nevada, with the filing of Articles of Incorporation ("Articles") with the Nevada Secretary of State. A file-stamped copy of the Articles of Incorporation of RSi BRE is attached as EXHIBIT C hereto. It is the intent of the parties that RSi BRE be a "bankruptcy remote" entity, separate and apart from the liabilities


                                      -2-
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and obligations of RoomSystems (except as specifically provided in the
Articles), and RoomSystems covenants and agrees to operate RSi BRE consistent with such intent, in accordance with the restrictions and limitations set forth in the Articles and in this Agreement.

      2.2   Issuance of Shares.

      The capitalization of RSi BRE consists of 100 shares of common voting stock, no par value per share, of which 100 shares are issued and outstanding, and held of record and beneficially by RSi as the sole shareholder of RSi BRE. At Closing, RSi BRE shall have issued stock certificate no. 1 to RSi, representing the aforementioned 100 shares of RSi BRE common voting stock (the "RSi BRE Shares"), which such certificate shall be delivered to the Stock and Contract Escrow Agent as defined in and pursuant to Section 3.4(d) of this Agreement.

      2.3   Capital Contributions.

            (a) Cash Contributions. At Closing, or as soon thereafter as possible, but in all events within the Initial Condition Subsequent Period (as defined in Section 4.1(b) hereof), RSi, as the sole shareholder of RSi BRE, shall cause the cash capital contributions described in this Section 2.3 to be transferred from its current escrow account with US Bank National Association (the "Escrow Agent"), specifically identified as Escrow Account Nos. 97236790, 97236791 and 97236792 (the "RSi Escrow") to the RSi BRE escrow (the "RSi BRE Escrow"), which shall be identified in writing to RSG (and for purposes of this Agreement shall be controlled by the Board of Directors of RSi BRE), as follows:

                  (i) RSi will direct the Escrow Agent, in writing, to make a cash contribution to RSi BRE in the amount of $371,951 in immediately available funds into the RSi BRE Escrow, to enable RSi BRE to satisfy its obligations under Section 3.1(a) of this Agreement; and

                  (ii) RSi will direct the Escrow Agent, in writing, to make an additional cash contribution to RSi BRE in immediately available funds into the RSi BRE Escrow of the lesser of (i) $750,000, or (ii) $750,000 less a credit for prior assets purchased by or on behalf of RSi BRE, to be agreed upon unanimously by the RSi BRE Board of Directors.

            (b) Stock Contribution. At Closing, or as soon thereafter as possible, but in all events within the Second Condition Subsequent Period (as defined in Section 4.1(b) hereof), RSi will contribute to the capital of RSi BRE the amount of 166,667 shares of RSi's Series B Preferred Stock (the "RSI Shares"), to enable RSi BRE to satisfy its obligations under Section 3.1(b) of this Agreement.

      2.4   Use of Proceeds.

      RSi BRE covenants and agrees to use the capital contributions from RoomSystems described in Section 2.3 as follows: (i) to pay the Cash Portion of the Purchase Price as described in Section 3.1(a); (ii) to pay the Stock Portion of the Purchase Price as provided in Section 3.1(b); and (iii) the balance of the cash contributions, as determined and approved by the unanimous vote of the Board of Directors of RSi BRE; provided, however, it is acknowledged


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and agreed that the primary purpose of such funds is to manufacture, install and render fully operational by May 1, 2000, at least 750 new Units in hotels to be covered under future revenue sharing contracts ("New BRE Units"). RoomSystems acknowledges and agrees that the New BRE Units, and their related revenue sharing contracts ("New BRE Revenue Sharing Contracts"), shall be the sole and exclusive property of RSi BRE. In the event a new revenue sharing contract is entered into by RoomSystems on behalf of RSi BRE, RoomSystems promptly will assign to RSi BRE all of its ownership rights in such contract. All disbursements out of the RSi BRE Escrow will be determined by the unanimous consent of the Board of Directors of RSi BRE.

      2.5   Board of Directors.

      The parties acknowledge that the Board of Directors of RSi BRE shall consist of three persons: Derek Ellis, Donnelly Prehn, and an independent director to be named by RoomSystems. In connection with the formation of RSi BRE, (i) RSi BRE covenants and agrees to obtain directors' and officers' insurance insuring the Board of Directors of RSi BRE on and after the Closing Date, and (ii) at Closing, RoomSystems and RSi BRE will enter into that certain Indemnification Agreement with Donnelly Prehn ("Indemnification Agreement"), in the form attached as EXHIBIT D hereto. The insurance provided for in this
Section 2.5 may consist of an umbrella D&O policy maintained by RoomSystems, and covering RSi BRE directors and officers.

      2.6   Forbearance of RoomSystems.

      In consideration of the transactions contemplated by this Agreement, RoomSystems an RSi BRE hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any lawsuit or proceeding of any kind against any Donnelly Prehn, based upon any action or inaction of Donnelly Prehn as a director of RSi BRE; provided, that any such action or inaction does not involve actual fraud or an illegal criminal act on the part of Donnelly Prehn.

      2.7   Operation of RSi BRE.

      RoomSystems covenants, acknowledges and agrees that the following operational limits, procedures, policies and limitations shall apply to RSi BRE, and the ownership and operation of the New BRE Units and New BRE Revenue Sharing
Contracts:

            (a) Substitution of Units. RoomSystems shall have the right to substitute other mini-bar units owned by RoomSystems for the New BRE Units consistent with RoomSystem's past practice relating to periodic "seasoning" of its mini-bar units; provided, however, that any mini-bar units so substituted shall have equivalent economic value to the New BRE Units, and such substitution shall require the unanimous approval of the Board of Directors of RSi BRE.

            (b) Treatment of Equipment and New BRE Units. In the event a Hotel determines to deliver back to RSi BRE any Equipment or New BRE Units at the end of the contract term for the related Revenue Sharing Contract or New BRE Revenue Sharing Contract,



                                      -4-
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as the case may be, such Equipment and New BRE Units shall be refurbished and redeployed in a manner consistent with past practice and RoomSystem's treatment of its other mini-bar units.

      2.8 Back-up Servicer Data. Within ninety (90) days of the Closing Date, RoomSystems shall cause all computer data necessary for the servicing and maintenance of the Equipment and the New BRE Units to be installed in the RSG computer system at its Boise, Idaho office, such that RSG can operate, if necessary, as the servicer of the Equipment and New BRE Units.

      2.9 Voting Agreement. By execution and delivery of this Agreement, RSi, as the sole shareholder of RSi BRE, covenants and agrees as follows:

            (a) Voting for Directors. At each election of directors, RSi shall vote all of its 100 shares of RSi BRE common stock (the "RSi BRE Shares") for the election as a member of RSi BRE's Board of Directors: Donnelly Prehn, or his designee.

            (b) Rights of Shareholder. Except as provided by this Section 2.9 and the Articles of Incorporation of RSi BRE, RSi shall exercise the full rights of a shareholder with respect to the RSi BRE Shares.

3.    CONSIDERATION AND SECURITY.

      3.1   Purchase Price.

      The consideration to be paid to RSG for the sale and transfer of the Equipment and the Revenue Sharing Contracts to RSi BRE shall be One Million Six Hundred Twenty-One Thousand Nine Hundred Fifty-One and no/100 Dollars ($1,621,951.00) (the "Purchase Price"), plus certain cash amounts described in
Section 3.2 below. The Purchase Price shall be paid as follows:

            (a) Cash Portion of the Purchase Price. RSi BRE shall pay the sum of Three Hundred Seventy-One Thousand Nine Hundred and Fifty-One and no/Dollars ($371,951) in immediately available funds (the "Cash Portion of the Purchase Price").

            (b) Stock Portion of the Purchase Price. RSi BRE shall irrevocably transfer and deliver to RSG the 166,667 RSi Shares referenced in Section 2.3 above (the "Stock Portion of the Purchase Price"), free and clear of any liens, claims, encumbrances or restrictions whatsoever (other than restrictions imposed by Federal and state securities laws). The parties acknowledge that the agreed-upon value of the Stock Portion of the Purchase Price is $500,000, or approximately $3.00 per share.

            (c) Promissory Note. The balance of the Purchase Price ($750,000) will be represented by an Equipment Purchase Promissory Note (the "Note"), in the form attached as EXHIBIT E hereto. ----

      3.2   Additional Consideration.


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

            (a) Additional Consideration to RSG. As additional consideration for the sale and transfer of the Equipment and the Revenue Sharing Contracts, RSG shall receive the following:

                  (i) Payment Allocation Schedule. From and after the Closing Date, RSG shall be entitled to receive an allocation of all Payments from the Revenue Sharing Contracts and the New BRE Revenue Sharing Contracts in accordance with the terms and conditions set forth on EXHIBIT F hereto (the "Payment Allocation Schedule"). The parties acknowledge and agree that the Payment Allocation Schedule shall operate as and be deemed an amendment to the Lockbox Agreement, which shall remain in full force and effect and, from and after the Closing Date, all monies received into the Lockbox Account shall be distributed in accordance with the Payment Allocation Schedule.

                  (ii) Reimbursement of Legal Expenses. At Closing, RoomSystems shall reimburse RSG for its legal costs, fees and expenses incurred in connection with the amendments to the Master Agreement, and the preparation of this Agreement and the Related Agreements, during the period from January 1, 1999 through the Closing Date. RSG shall provide RoomSystems with invoice(s) from its outside counsel detailing the amount of such costs, fees and expenses.

                  (iii) Sale of Equipment and New BRE Units. At the end of the contract term of each of the existing Revenue Sharing Contracts and of any New BRE Revenue Sharing Contracts, in the event the applicable Hotel determines to purchase the Equipment or New BRE Units, as provided in the related Revenue Sharing Contract or New BRE Revenue Sharing Contract, as applicable, all of the revenue from such sale(s) shall be remitted promptly to RSG.

      (b) Additional Consideration to RoomSystems and RSi BRE. As additional consideration for the transactions contemplated herein, RoomSystems and RSi BRE shall receive the following:

                  (i) Lockbox Account. RSi shall retain all cash amounts as of the Closing Date retained in the LockBox Account established pursuant to the Lockbox Agreement between RoomSystems and RSG, dated as of April 30,1999, including the 11(cent) per Unit per day allocated to RoomSystems' operating account for a tax and service and maintenance reserve for each day a Unit is operational, as provided in the Lockbox Agreement. The parties agree that the Lockbox Agreement (A) shall remain in full force and effect, as modified by the Payment Allocation Schedule provided for in
      Section 3.2(a)(i) above, and (B) shall apply to all revenues received from the Equipment and New BRE Units and their related Revenue Sharing Contracts and New BRE Revenue Sharing Contracts, as applicable.

                  (ii) Termination of Rights. The substitution and termination of RoomSystems' Repurchase Obligation and the termination of all of RSG's interest and right in the RSi Stock provided for in Section 1.3 and 1.4,


                                      -6-
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      respectively, shall be deemed by the parties to be consideration for the transactions contemplated by this Agreement.

                  (iii) Cancellation of Warrants. As further consideration for the transactions represented by this Agreement, all Warrants heretofore granted to the principals of RSG shall be cancelled and terminated at Closing, and shall thereafter be null and void and be of no further force and effect. RSG shall cause the principals of RSG to execute and deliver at Closing such acknowledgements of cancellation as RoomSystems shall reasonably request.

      3.4   Security.

            (a) Grant of Pledge and Security Interest. As security for the timely performance of all of RoomSystems' and/or RSi BRE's obligation under this Agreement, the Note, and the Related Agreements (the "Secured Obligations"), effective at Closing, RSi BRE and RoomSystems, as applicable, will grant to RSG, until all of the Secured Obligations have been paid in full, the following:

                  (i) a first priority lien and security interest in the Equipment, the Revenue Sharing Contracts and any New BRE Revenue Sharing Contracts, and all other property and assets of RSi BRE (the "Collateral"), pursuant to the terms and conditions of a Security Agreement ("Security Agreement"), a form of which is attached as EXHIBIT G to this Agreement; and

                  (ii) a pledge of all of the RSi BRE Shares owned by RSi, pursuant to the terms of a Stock Pledge and Security Agreement ("Stock Pledge Agreement"), a form of which is attached as EXHIBIT H to this Agreement.

            (b) RoomSystems Guaranty. At Closing, RoomSystems will enter into that certain Continuing and Unconditional Guaranty ("Guaranty"), in the form of
EXHIBIT I hereto, pursuant to which RoomSystems will guarantee the payment and performance of the Secured Obligations applicable to RSi BRE.

            (c) UCC Financing Statements. At Closing, RSi BRE shall join with RSG in executing appropriate UCC-1 financing statements for public filing, representing RSG's security interest in the Collateral in Nevada and Idaho. Simultaneously, RoomSystems will execute and deliver UCC-3 termination statements, terminating its current security interest in the Equipment and Revenue Sharing Contracts. Such UCC-1 and UCC-3 financing statements are referred to herein collectively as the "Financing Statements." RoomSystems shall pay all fees and other costs incurred in connection with the filing of the Financing Statements.

            (d) Delivery of Possession. At Closing, RSi BRE and RoomSystems, as applicable, will deliver physical possession of the originally executed Revenue Sharing Contracts and the certificate representing the RSi BRE Shares to Hawley Troxell Ennis & Hawley LLP (the "Stock and Contract Escrow Agent"), pursuant to the terms and conditions of that certain Escrow Agreement ("Escrow Agreement"), in the form of EXHIBIT J hereto, to be entered into by the parties at Closing. Originals of any New BRE Revenue Sharing Contracts entered into by


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RSi BRE, or by RoomSystems on behalf of RSi BRE, shall be promptly delivered to the Stock and Contract Escrow Agent to be held as security under the terms of the Escrow Agreement.

      3.5   Investor Rights Agreement.

      By execution and delivery of this Agreement, RoomSystems covenants, acknowledges and agrees that, notwithstanding anything contained in this Agreement or the cancellation of the Warrants provided above, the Investor Rights Agreement, dated as of July 17, 1998, by and among RSi and the principals of RSG shall remain in full force and effect and, at Closing, the parties shall execute and deliver an amendment to such agreement (the "First Amendment to Investor Rights Agreement"), in the form attached as EXHIBIT K hereto, providing that all of the registration and other rights contained in such Agreement shall apply to the Stock Portion of the Purchase Price to be received by RSG under this Agreement.

      3.6   Taxes and Fees.

      Any sales, use or transfer taxes payable upon or with respect to the sale of the Equipment shall be paid when due by RoomSystems and/or RSi BRE.

4.    CLOSING.

      4.1   Closing.

            (a) Closing and Closing Date. Except as provided in Section 4.1(b) below, the closing of the transactions contemplated by this Agreement (the "Closing"), including payment of the Purchase Price and the transfer of title to the Equipment and Revenue Sharing Contracts as provided herein, shall take place concurrently with the execution and delivery of this Agreement (the "Closing Date"). The Closing shall be consummated by delivery of appropriate closing documents agreed to by RoomSystems and RSG by overnight courier to the legal counsel of the other party, at the addresses identified in writing by the parties hereto. Such counsel shall hold all documents, instruments and consideration delivered by the other party in escrow until the conditions precedent to the Closing contained herein have been satisfied or waived by appropriate written action of the affected party. The parties agree that time is of the essence.

            (b) Conditions Subsequent. It is acknowledged and agreed that all of the transactions contemplated by this Agreement will occur simultaneously at the Closing; provided, however, that (i) RoomSystems and RSi BRE will have seventy-two (72) hours from the Closing Date (the "Initial Condition Subsequent Period") to (A) make and receive, as applicable, the cash capital contributions to RSi BRE as required by Section 2.3, and (B) to pay to RSG the Cash Portion of the Purchase Price as provided in Section 3.1(a); and (ii) RoomSystems and RSi BRE will have ten (10) days from the Closing Date (the "Second Condition Subsequent Period") to deliver to RSG the certificates representing the Stock Portion of the Purchase Price as provided in Section 3.1(b).


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            (c) Failure of Condition Subsequent. If RoomSystems and RSi BRE fail to make the capital contributions and payment of the Cash Portion of the Purchase Price by the end of the Initial Condition Subsequent Period, or deliver the stock certificates representing the Stock Portion of the Purchase Price within the Second Condition Subsequent Period, then this Agreement shall be null and void ab initio and the Closing shall be deemed not to have occurred. In such event, RoomSystems shall be in default under the Master Agreement and Letter Agreements, and RSG shall have all of the rights and remedies under such agreements and any security agreements related thereto.

      4.2   Deliveries at Closing.

            (a) Deliveries by RSG. Except as specifically provided otherwise in this Agreement, at Closing, RSG shall deliver or cause to be delivered to RoomSystems and RSi BRE, and such delivery shall be a condition to the obligation of RoomSystems and RSi BRE to close hereunder:

                  (i) at such time as the initial and second conditions precedent identified in Section 4.1(b) above have been satisfied, a duly executed Bill of Sale ("Bill of Sale"), a form of which is attached as EXHIBIT L hereto and a duly executed Assignment;

                  (ii) a duly executed copy of each of the Related Agreements to which RSG is a party;

                  (iii) at such time as the initial and second conditions precedent identified in Section 4.1(b) have been satisfied, tock certificates representing the shares of RSi Stock which are being transferred to the shareholders of RSi (such delivery to be made to RoomSystems, on behalf of such shareholders, and RoomSystems hereby covenants and agrees to promptly deliver such certificates to the RSi shareholders; provided, however, that the stock certificate(s) representing shares of RSi Stock owned by Royal Minson and his affiliates shall be delivered directly by RSG to Mr. Minson); and

                  (iv) such other documents, agreements and instruments as RoomSystems and RSi BRE shall reasonably request.

      (b) Deliveries by RoomSystems and RSi BRE. At Closing (except as otherwise provided), RoomSystems and Rsi BRE shall deliver or cause to be delivered to RSG, as applicable, and such delivery is a condition to the obligation of RSG to close hereunder:

                  (i) within the Initial Condition Subsequent Period, the Cash Portion of the Purchase Price in immediately available funds, by certified or cashiers' check or by wire transfer, as mutually agreed by the parties;

                  (ii) within the Second Condition Subsequent Period, stock certificate(s) representing the Stock Portion of the Purchase Price;

                  (iii) the duly executed Note;

                  (iv) a certificate representing the 100 RSi BRE Shares to be pledged under the Stock Pledge Agreement, duly endorsed in blank, together with a stock power duly endorsed in blank, which such certificate and stock power shall be held by the Stock and Contract Escrow Agent;

                  (v) executed originals of the Revenue Sharing Contracts, to be held by the Stock and Contract Escrow Agent;

                  (vi) evidence to RSG's reasonable satisfaction that RoomSystems has raised at least $4 million in cash equity contributions pursuant to its recent Series B Preferred Stock private placement;

                  (vii) duly executed copies of each Related Agreement to which either RoomSystems or RSi BRE is a party, including the Financing Statements referenced in Section 3.4(c) above;

                  (viii) a certificate, executed by the President and Chief Financial Officer of RoomSystems, to the effect that all of the representations and warranties of RoomSystems contained in the Master Agreement and in this Agreement are true and correct as of the Closing Date; and

                  (ix) such other documents, agreements and instruments as RSG shall reasonably request.

5.    ROOMSYSTEMS AND RSi BRE'S REPRESENTATIONS AND WARRANTIES.

      RSi, RIC and RSi BRE, jointly and severally, represent and warrant to RSG as of the date of this Agreement, and they shall be deemed to restate as of the Closing Date, each of the following representations and warranties:

      5.1   Organization and Powers.

      RSi BRE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. RSi BRE has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, and to carry out the transactions contemplated hereby.

      5.2   Authority.

      Each of RoomSystems and RSi BRE has the full power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, and to enter into and to consummate all transactions contemplated hereby and thereby. Each of RoomSystems and RSi BRE has duly authorized, or will duly authorize when necessary, the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and has duly executed and delivered, or will duly execute and deliver, this Agreement and the Related Agreements to which it is a party. This Agreement and the applicable Related Agreements, assuming due authorization, execution and delivery by RSG, constitute the legal, valid and binding obligations of RoomSystems and RSi BRE, as applicable, enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

      5.3   Effect of Agreements; Consents.

            (a) Effect of Agreement. Neither the execution or delivery of this Agreement or the Related Agreements to which they are a party, nor the consummation of the transactions contemplated hereby and thereby:

                  (i) Violates or will violate (1) any order, writ, injunction, judgment, decree, or award of any governmental or regulatory authority or
      (2) violates or will violate any laws, rules, ordinances, or regulations to which RoomSystems or RSi BRE or any of their properties or assets are subject, or (3) requires any filing or registration with, or consent, authorization, approval or permit of, any governmental or regulatory authority on the part of RoomSystems or RSi BRE;

                  (ii) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the articles of incorporation or bylaws of RoomSystems or RSi BRE; or

                  (iii) (A) violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or gives rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which either RoomSystems or RSi BRE is a party or by which their assets or properties may be bound, or (B) will cause, or give any person or entity grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of RoomSystems or RSi BRE.

            (b) Consents. No consent, approval or authorization of, or filing with, third parties (including any governmental or regulatory authority), is required in connection with RoomSystems' and RSi BRE's valid execution, delivery and performance of this Agreement or the other Related Agreements to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby.

      5.4   Description of Equipment.

      The list of Equipment set forth as part of EXHIBIT A hereto is a true, complete and accurate list and description of all Equipment related to the Revenue Sharing Contracts as of the Closing Date.

      5.5   Master Agreement Representations and Warranties.

      RoomSystems hereby affirms, acknowledges and restates as true, accurate and complete each of its representations and warranties contained in the Master Agreement, as if such representations and warranties were made as of the Closing Date.

6.    RSG'S REPRESENTATIONS AND WARRANTIES.

      RSG represents and warrants to RoomSystems and RSi BRE as of the date of this Agreement, and shall be deemed to restate as of the Closing Date, as follows:

      6.1   Organization and Powers.

      RSG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Idaho. RSG has all requisite limited liability company power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, and to carry out the transactions contemplated hereby.

      6.2   Authority.

      RSG has the full power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, and to enter into and to consummate all transactions contemplated hereby and thereby. RSG has duly authorized, or will duly authorize when necessary, the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and has duly executed and delivered, or will duly execute and deliver, this Agreement and the Related Agreements to which it is a party. This Agreement and the Related Agreements to which it is a party, assuming due authorization, execution and delivery by RoomSystems and RSi BRE, constitute the legal, valid and binding obligations of RSG, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

      6.3   Effect of Agreements; Consents.

            (a) Effect of Agreement. Neither the execution or deliver of this Agreement or the Related Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby:

                  (i) Violates or will violate (1) any order, writ, injunction, judgment, decree, or award of any governmental or regulatory authority or
      (2) violates or will violate any laws, rules, ordinances, or regulations to which RSG or any of its properties or assets are subject, or (3) requires any filing or registration with, or consent, authorization, approval or permit of, any governmental or regulatory authority on the part of RSG;

                  (ii) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the articles or organization or operating agreement of RSG; or

                  (iii) (A) violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or gives rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which RSG is a party or by which its assets or properties may be bound, or (B) will cause, or give any person or entity grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of RSG.

            (b) Consents. No consent, approval or authorization of, or filing with, third parties (including any governmental or regulatory authority), is required in connection with RSG's valid execution, delivery and performance of this Agreement or the other Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

      6.4   No Other Representations and Warranties.

      EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 6, RSG MAKES NO OTHER REPRESENATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF, AND THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT.

7.    OTHER COVENANTS AND AGREEMENTS OF THE PARTIES.

      7.1   Affirmative Covenants.

      RoomSystems and RSi BRE, jointly and severally, covenant and agree that, so long as the Secured Obligations remain outstanding, RoomSystems and RSi BRE shall perform and observe the covenants contained in this Section 7.1, in addition to their other covenants and agreements set forth in this Agreement.

            (a) Equipment and Contractual Obligations. RoomSystems and Rsi BRE shall perform in all material respects all of their obligations under the Revenue Sharing Contracts and New BRE Revenue Sharing Contracts and related Maintenance Agreements relating to the Equipment and NEW BRE Units or to any other Units covered by a Revenue Sharing Contract and/or Maintenance Agreement, notwithstanding the failure of the Hotel to make any Payments or any other Hotel default thereunder. Such obligations on the part of RoomSystems and RSi BRE (i) shall survive the termination of any such Revenue Sharing Contract or New BRE Revenue Sharing Contract or related Maintenance Agreement in accordance with its terms, and (ii) shall include the maintenance of Equipment and NEW BRE Units at the same level of performance demonstrated at the time a certificate of acceptance is issued.

            (b) Events of Default, etc. Promptly upon RoomSystems or RSi BRE obtaining knowledge of (i) any condition or event that constitutes an Event of Default hereunder, (ii) any condition or event that constitutes an event of default under any Revenue Sharing Contract or New BRE Revenue Sharing Contract and/or its related Maintenance Agreement, or (iii) the occurrence of any event or change that has caused or evidences or could reasonably be expected to cause, either in any individual case or in the aggregate, a Material Adverse Effect (as defined in the Master Agreement), RoomSystems shall provide RSG with an officer's certificate specifying the nature of such claimed Event of Default, event or condition, and what action RoomSystems and/or RSi BRE has taken, is taking and proposes to take with respect thereto.

            (c) Corporate Existence, etc. Except as permitted under Section 7.2(a) hereof, each of RSi, RIC and RSi BRE will at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the business of RoomSystems, taken as a whole.

            (d) Payment of Taxes and Claims; Tax Consolidation. RoomSystems will pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses, franchises or subsidiaries before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for such that have become due and payable and that by law have or may become a lien upon any of its properties or assets prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor.

            (e) Maintenance of Properties; Insurance. RoomSystems will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its business and the business of its subsidiaries (including, without limitation, its Intellectual Property and General Intangibles, as defined in the Master Agreement) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. RoomSystems will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, including, without limitation, the insurance policies required under each Revenue Sharing Contract and New BRE Revenue Sharing Contract with respect to the Equipment and New BRE Unit, as applicable.

            (f) Inspection. RoomSystems shall permit, in coordination with the applicable Hotel, any authorized representatives designated by RSG to visit and inspect any Equipment or New BRE Unit subject to a Revenue Sharing Contract or New BRE Revenue Sharing Contract or any of the properties of RoomSystems or RSi BRE, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances, accounts and operations with its officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

            (g) Compliance with Laws, etc. RoomSystems and RSi BRE shall comply with the requirements of all applicable laws, rules and regulations of any governmental or regulatory authority, noncompliance with which in any individual case or in the aggregate would have, or would reasonably be expected to cause, a Material Adverse Effect.

            (h) Further Assurances. At any time or from time to time, upon the request of RSG, RoomSystems and RSi BRE shall execute and deliver such further documents and do such other acts and things as RSG may reasonably request in order to effect fully the purposes of this Agreement.

      7.2   Negative Covenants.

      RoomSystems and RSi BRE, jointly and severally, covenant and agree that, so long as the Secured Obligations remain outstanding, RoomSystems and RSi BRE shall perform and observe the covenants contained in this Section 7.2, in addition to their other covenants and agreement set forth in this Agreement.

            (a) Restriction on Fundamental Changes; Asset Sales. Neither RoomSystems nor RSi BRE shall, without RSG's prior written consent, directly or indirectly:

                  (i)   be a part to any merger or consolidation; or

                  (ii) sell, transfer, convey, lease or otherwise dispose of all or a substantial part of the assets taken as a whole of RoomSystems and/or RSi BRE, or sell, transfer, convey, lease or otherwise dispose of any stock, ownership interest or other equity interest, in a single transaction or a series of transactions, representing more than 51% of the outstanding capital stock of RoomSystems and/or RSi BRE.

      Notwithstanding the foregoing:

                  (x) any wholly-owned subsidiary of RoomSystems may merge into RSi or RIC, or into or with any other wholly-owned subsidiary of RSi or RIC, or RoomSystems may undertake a corporate reorganization such that RIC is the corporate parent of RSi;

                  (y) any wholly-owned subsidiary of RoomSystems may consolidate with any other wholly-owned subsidiary of RSi or RIC so long as immediately thereafter, 100% of the voting stock or other ownership interest of the resulting person or entity is owned by RoomSystems or another wholly-owned subsidiary of RoomSystems; and

                  (z) RoomSystems or any wholly-owned subsidiary of RoomSystems may sell, transfer, convey, lease or assign all or a substantial part of its assets to another wholly-owned subsidiary of RSi or RIC; provided, however, in each of the cases described in preceding clauses (x), (y) and
      (z), that immediately thereafter and after giving effect thereto, no Event of Default shall have occurred and be continuing; provided, further, in each of such cases, the transactions provided for in such clauses (x), (y) and (z) shall not apply or be applicable to RSi BRE until all obligations under the Note have been paid in full and; provided, further, the terms and conditions of this Agreement and the Related Agreements shall apply to and be enforceable against and binding upon such transferee or successor entity.

      (b) Transactions with Shareholders and Affiliates. Neither RoomSystems nor RSi BRE shall, without RSG's prior written consent, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity securities of RoomSystems or with any affiliate of RoomSystems or of any such holder, on terms that are less favorable to RoomSystems than those that might be obtained at the time from persons or entities who are not such a holder or affiliate; provided, that the foregoing restriction shall not apply to any transaction between RoomSystems and any of its wholly-owned subsidiaries or between any of its wholly-owned subsidiaries.

8.    EVENTS OF DEFAULT.

      8.1   Events of Default.

      Whenever used herein, the term "Event of Default" means any one of the following events:

            (a) Breach of Representations, Warranties and Covenants. (i) Any representation, warranty, certification or other statement made by RoomSystems or RSi BRE in this agreement or in any Related Agreement or in any statement or certificate at any time given by RoomSystems or RSi BRE in writing pursuant hereto or in connection herewith, or any of the representations and warranties of RoomSystems in the Master Agreement herein reaffirmed and restated, shall be false in any material respect on the date as of which made or reaffirmed; or
(ii) any failure on the part of RoomSystems or RSi BRE duly to observe or perform in any material respect any of the covenants or agreements on the part of RoomSystems and RSi BRE set forth in this Agreement or in any Related Agreement that continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to RoomSystems and/or RSi BRE by RSG; or

            (b) New BRE Units; Note Payment Failure. RSi BRE shall not have manufactured, installed and rendered fully operational at least 750 New BRE Units by May 1, 2000; or in the event RSi's initial firm underwritten public offering of its common stock ("IPO") is declared effective by the Securities and Exchange Commission at any time prior to November 30, 2000, RSi BRE shall have failed to repay the Note in full within thirty (30) days of the effective date of the IPO; or

            (c) Default in Revenue Sharing Contracts/Maintenance Agreements. Any material default by RoomSystems or RSi BRE under any of their obligations under any Revenue Sharing Contract (including New BRE Revenue Sharing Contracts) or related Maintenance Agreement, including, without limitation, a material failure or inability of RoomSystems or RSi BRE to meet their service and maintenance obligations under any outstanding Maintenance Agreement with any Hotel; or

            (d) Default Under Other Contractual Obligations. RoomSystems or RSi BRE shall be in default under, or an event shall have occurred that, with notice or lapse of time or both, would constitute a default by RoomSystems or RSi BRE under any of their other Contractual Obligations which would have a Material Adverse Effect; or

            (e) Involuntary Bankruptcy; Appointment of Receiver. (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of RoomSystems or RSi BRE in an involuntary case under the Bankruptcy Code, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or other similar relief shall be granted under any applicable Federal or state law; (ii) an involuntary case shall be commenced against RoomSystems or RSi BRE under the Bankruptcy code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over RoomSystems or RSi BRE, or over all or a substantial part of their property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of RoomSystems or RSi BRE for all or a substantial part of their property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of RoomSystems or RSi BRE, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

            (f) Voluntary Bankruptcy; Appointment of Receiver; etc. (i) RoomSystems or RSi BRE shall have an order for relief entered with respect to either of them or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of their property; or either of RoomSystems or RSi BRE shall make a general assignment for the benefit of creditors; or (ii) either RoomSystems or RSi BRE shall be unable or shall fail, or shall admit in writing its inability, to generally pay its debts as such debts become due; or the Board of Directors of either RoomSystems or RSi BRE (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

            (g) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000 shall be entered or filed against RoomSystems or RSi BRE or any of their assets and shall remain undischarged, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

            (h) Dissolution. Any order, judgment or decree shall be entered against RoomSystems or RSi BRE decreeing the dissolution or split up of either RoomSystems or RSi BRE and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

            (i) Material Adverse Effect. A Material Adverse Effect shall have occurred with respect to either RoomSystems or RSi BRE.

      8.2   Remedies.

      If an Event of Default shall have occurred and be continuing, RSG shall have the following remedies:

            (a) Obligations. RSG may declare all of the Secured Obligations immediately due and payable. In respect of the foregoing, the amount due and payable from all unpaid future Payment allocations to RSG from the Revenue Sharing Contracts and new BRE Revenue Sharing Contracts as set forth in the Payment Allocation schedule shall be based on the discounted present value of such unpaid allocations, assuming for the purpose of such calculation: (i) each Unit produces revenue of $0.716 per day, (ii) a discount rate of eight percent (8%) per annum, (iii) a term equal to the remaining term of the Revenue Sharing Contract and New BRE Revenue Sharing Contract related to each Unit, and (iv) a residual value for each Unit of $300.00.

            (b) Assignment and Transfer of Revenue Sharing Contracts. All of RSi BRE's right, title and interest in, to and under the Revenue Sharing Contracts and New BRE Revenue Sharing Contracts shall be automatically and irrevocably assigned, transferred and delivered to RSG, without any action required on the part of RSG, RoomSystems or RSi BRE. Such assignment and transfer shall not operate to terminate any of RoomSystems' and/or RSi BRE's servicing and maintenance obligations under the Maintenance Agreements applicable to such Revenue Sharing Contracts and New BRE Revenue Sharing Contracts, and such obligations shall survive the irrevocable assignment and transfer of such contracts to RSG.

            (c) Additional Remedies. In addition to the remedies set forth in the foregoing Sections 8.2(a) and 8.2(b), upon an Event of Default, RSG may, at its sole option, without demand and upon such notice as may be required by law, and irrespective of negative consequences to RoomSystems, RSi BRE or any other party, do any one or more of the following: (i) require RoomSystems and RSi BRE to assemble the Collateral and make it available to RSG at a place designated by RSG; (ii) immediately take possession of the Collateral wherever it may be found using all necessary and lawful actions to do so, and each of RoomSystems and RSi BRE waives all claims to damages due to or arising from or connected with any such taking; (iii) proceed in the foreclosure set forth in the Security Agreement and sell all the Collateral in any manner permitted by law or provided for therein; (iv) sell the Collateral at public or private sale with or without having said Collateral at the place of sale and upon terms and in such manner as RSG may determine, with RoomSystems and RSi BRE agreeing that if notice of such a sale is required by law, a ten (10) day notice period shall be commercially reasonable unless a shorter time period is permitted by law; (v) take possession of RoomSystem's premises in order to (A) continue servicing and maintaining the Equipment and New BRE Units covered by any Revenue Sharing Contract or New BRE Revenue Sharing Contract pursuant to the applicable Maintenance Agreement, (B) repair and recondition such Equipment and New BRE Units, as necessary, using the facilities and other property of RoomSystems, (C) store any of the Collateral subject to RSG's security interest, and (D) conduct any sale as provided for in the Security Agreement, all without compensation to RoomSystems or RSi BRE and any sums expended therefor by RSG, for which no consideration is received, shall be repaid by RoomSystems and RSi BRE as part of the Secured Obligations under this Agreement; (vi) sell, in one or more sales, at public or private sale, for such price as it may deem fair, any or all of the Collateral; (vii) be the purchaser of any of the Collateral so sold and hold the same thereafter in its own right, absolutely free from any claims or rights of RoomSystems or RSi BRE;
(viii) exercise any other right under the Related Agreements.

            (d) Application of Proceeds; etc. The net proceeds of any sale as hereinbefore described shall be applied against the amount owed on the Secured Obligations in such order as RSG may elect. RoomSystems and RSi BRE shall promptly pay to RSG any deficiency upon demand. Demand of performance, advertisement and presence of property at sale, and all other demands and presentments of any kind or nature are expressly waived by RoomSystems and RSi BRE. In addition, each of RoomSystems and RSi BRE hereby (i) waives any right to require RSG to proceed against any Collateral, (ii) waives the right to require RSG to pursue any other remedy for the benefit of RoomSystems or RSi BRE and (iii) agrees that RSG may proceeds against RoomSystems and/or RSi BRE for the amount of the obligations owed by RoomSystems and RSi BRE to RSG hereunder without taking any action against any other party and without selling or otherwise proceeding against or applying any Collateral.

            (e) Cumulative Remedies. All rights and remedies of RSG hereunder and under the Security Documents are cumulative and may be exercised singly or concurrently and the exercise of any one or more of them shall not constitute a waiver of any other right or remedy. No act, delay, omission or course of dealing between RoomSystems/Rsi BRE and RSG will constitute a waiver of any of RSG's rights or remedies under this Agreement or otherwise. No waiver by RSG of any right, remedy or event of default with respect to any of the obligations of RoomSystems or RSi BRE hereunder shall operate as a waiver of any other right, remedy, or event of default on a future occasion. No waiver, change, modification or discharge of any of RSG's rights, or the duties of RoomSystems or RSi BRE as so specified or allowed, will be effective unless contained in a written instrument signed by RSG.

9.    NOTICES.

      Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods:

            (a) Deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, respectively addressed as follows:

                  To RoomSystems and

                  RSi BRE:                      RoomSystems, Inc.
                                                Attention:  Derek K. Ellis
                                                Chief Financial Officer
                                                390 North 3050 East
                                                St. George, Utah  84790
                                                Telephone: 435/688-3605
                                                Fax number: 435/628-8611

                  If to RSG:                    RSG Investments, LLC
                                                Attention:  Donnelly Prehn
                                                412   E.   ParkCenter   Blvd.,
                                                Suite 300
                                                Boise, Idaho  83706
                                                Telephone:  208/333-2072
                                                Fax number: 208/343-1145

                  With a copy                   AMRESCO Leasing Corporation
                  to:                           Attention: William C. Cole, Esq.
                                                412 E. ParkCenter Blvd.,
                                                Suite 300
                                                Boise, Idaho  83702
                                                Telephone: 208/333-2000
                                                Fax number: 208/333-2050



            (b) Hand-delivered or sent to the above address via an established national overnight delivery service (such as Federal Express), charges prepaid, or

            (c) Sent via any electronic communications method provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the address listed above.

      Notices delivered by mail shall be deemed given five (5) Business Days after being deposited in the United States mail, return receipt requested. Notices delivered by hand, by facsimile, or by a nationally recognized private carrier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after it is delivered by facsimile. Any party may hereinafter designate other addresses to which notice may be sent, upon written notice sent to the other parties at the address above designated, or subsequently designated in accordance herewith.

10.   GENERAL PROVISIONS.

      10.1  Entire Agreement; Amendment.

      This Agreement (including the Exhibits hereto) and the other documents delivered pursuant hereto and referenced herein constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede, merge, and replace, all prior negotiations, offers, promises, representations, warranties, agreements and writing with respect to such subject matter, both written and oral. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

      10.2  Assignments.

      Neither RoomSystems nor RSi BRE shall assign its rights or obligations under this Agreement without the prior written consent of RSG. RSG may assign any or all of its rights, title, interests or duties, in whole or in part, hereunder without the prior written consent of RoomSystems or RSi BRE. RSG shall notify RoomSystems of any such assignment within thirty (30) days of such assignment taking effect. RoomSystems and RSi BRE shall provide any consents necessary to effect any assignment of this Agreement.

      10.3  Indemnity.

      RSi, RIC and RSi BRE, jointly and severally, agree to defend, indemnify, pay and hold harmless RSG and the officers, members, managers, employees, counsel, agents and affiliates of RSG (collectively, the "Indemnitees") from and against any and all losses, claims, damages, obligations, payments, costs or expenses (including, without limitation the costs and expenses of any Action (as defined in the Master Agreement), any demand, assessment, judgment, settlement or compromise related thereto and reasonable attorneys' fees, disbursements and other charges in connection therewith) (collectively, "Losses"), whether based on any federal, state or foreign laws, statutes, rules or regulation, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to, arising out of or resulting from this Agreement, the Related Agreements, the Secured Obligations or the transactions contemplated hereby and thereby (collectively, the "Indemnified Liabilities"); provided, however, that RoomSystems and RSi BRE shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, RoomSystems and RSi BRE shall contribute the maximum that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

      10.4  Waiver.

      Any party may waive the performance of any obligation owed to it by any other party or parties hereunder or for the satisfaction of any condition precedent to the waiving party's duty to perform any of its covenants, including its obligations to close. Any such waiver shall be valid only if contained in a writing signed by the party to be charged.

      10.5  Independent Covenants.

      All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

      10.6  Counterparts.

      This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided, however, that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

      10.7  Severability.

      If any term or condition of this Agreement shall be held invalid in any respect, such invalidity shall not affect the validity of any other term or condition hereof. The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded.

      10.8  Governing Law; Attorneys' Fees.

            (a) Governing Law and Venue. This Agreement and the Related Agreements shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Idaho, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction. In the event any action or dispute is initiated hereunder, each party hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Idaho in Ada County, for the purposes of any action arising out of this Agreement, or the subject matter hereof or thereof. To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts,
(ii) that the action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            (b) Attorneys' Fees. The prevailing party in any action or proceeding relating to this Agreement shall be entitled to recover from the non-prevailing parties, reasonable attorneys' fees and other costs incurred with or without trial, in bankruptcy or on appeal, in addition to any other relief to which such prevailing party may be entitled.

      10.9  Independent Contractor.

      In connection with any actions that RoomSystems or RSi BRE may take under this Agreement in connection with any Equipment or New BRE Units, and their related Revenue Sharing Contracts, New BRE Revenue Sharing Contracts and Maintenance Agreements, as applicable, RoomSystems and RSi BRE are, and shall act as, independent contractors and shall not have any authority to make any commitments, statements or representations, or incur any obligations, on behalf of RSG, or to bind or commit RSG in any manner, to make, alter, or execute any document or agreement on behalf of RSG. Neither RoomSystems nor RSi BRE shall use any name or mark of RSG or any affiliate of RSG in any way unless it has RSG's prior written approval. Neither RoomSystems nor RSi BRE shall accept service of any legal process in any action that may be brought against RSG, or employ attorneys to defend without RSG's prior written approval.

      10.10 Parties in Interest.

      Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement or any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

      10.11 Time of Essence.

      Time is of the essence of each and every provision of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Equipment Transfer Agreement by their duly authorized officers as of the day and year first above written.

           ROOMSYSTEMS:                  ROOMSYSTEMS, INC.



                                         By: /s/ Steven L. Sunyich
                                             ----------------------------------
                                         Print Name: Steven L. Sunyich
                                         Title: CEO

                                         ROOMSYSTEMS INTERNATIONAL CORPORATION

                                         By: /s/ Steven L. Sunyich
                                             ----------------------------------
                                         Print Name: Steven L. Sunyich
                                         Title: CEO


           RSi BRE:                      RSI, BRE, INC.


                                         By: /s/ Steven L. Sunyich
                                             ----------------------------------
                                         Print Name: Steven L. Sunyich
                                         Title: CEO


           RSG:                          RSG INVESTMENTS, LLC


                                         By: /s/ Donnelly L. Prehn
                                             ----------------------------------
                                         Print Name: Donnelly L. Prehn
                                         Title: Authorized Agent